UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2006

DELUXE CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	1-7945	41-0216800
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3680 Victoria St. North, Shoreview, Minnesota	55126-2966
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (651) 483-7111

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

Effective December 20, 2006, Deluxe Corporation (the “Company”) entered into an amended and restated shareholders rights plan, amending its existing shareholder rights plan, dated February 12, 1988, as amended and restated January 31, 1997 (as subsequently amended, the “Existing Agreement”). The Amended and Restated Rights Agreement, dated as of December 20, 2006 (the “Amended Agreement”), like the Existing Agreement, is intended to deter coercive or abusive tender offers and market accumulations. The Amended Agreement is designed to encourage an acquirer to negotiate with the Company’s board of directors (the “Board”) and to enhance the Board’s ability to act in the best interests of all of the Company’s shareholders.

Under the Amended Agreement, each shareholder of the Company holds one share purchase right (a “Right”) for each share of Company common stock held. The Rights generally become exercisable only in the event that an acquiring party accumulates 20 percent or more of the Company’s outstanding shares of common stock. If this were to occur, subject to certain exceptions, each Right (except for the Rights held by the acquiring party) would allow its holder to purchase the Company’s common stock with a value equal to twice the exercise price of the Right, initially set at $100.00. The substantial dilutive effect of the Rights on the acquiring party provides a strong incentive for the acquiring party to negotiate with the Board. The Company may redeem the Rights for $0.01 per Right, subject to adjustment, at any time prior to a person or group becoming a beneficial owner of 20 percent or more of the Company’s common stock.

Among other things, the Amended Agreement contains the following revisions to the Existing Agreement:

(i)	The term has been extended to December 31, 2016.

(ii)	The threshold ownership requirement which triggers the exercisability of the Rights has been increased to 20%.

(iii)	The Board has the option under the Amended Agreement to issue substitute consideration, including cash, to the holders of Rights in the event that there are not sufficient authorized but unissued shares of Company common stock to permit exercise in full of the Rights.

(iv)	The initial exercise price has been changed to $100.00 per share of Company common stock.

(v)	The Amended Agreement provides for a “TIDE Committee”, selected by and composed solely of independent directors of the Board, periodically to review the Amended Agreement, and to provide recommendations to the Board concerning the Amended Agreement, including any modifications to the Amended Agreement, up to and including termination thereof.

In addition to the amended provisions described above, the Amended Agreement also contains certain other modifications to the Existing Agreement. The foregoing description of the Amended Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended Agreement, a copy of which is filed herewith as Exhibit 4.1.

Item 3.03	Material Modification to the Rights of Security Holders.

Please see the disclosure set forth under Item 1.01, which is incorporated by reference into this Item 3.03.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

4.1	Amended and Restated Rights Agreement, dated as of December 20, 2006, between Deluxe Corporation and Wells Fargo Bank, National Association, as Rights Agent, which includes the Form of Right Certificate as Exhibit A.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:   December 21, 2006

DELUXE CORPORATION
/s/ Anthony C. Scarfone
Anthony C. Scarfone Senior Vice President, General Counsel and Secretary